Exhibit 99.1

SONUS NETWORKS Extends Rights Agreement

June 13, 2011 — Sonus Networks, Inc. (Nasdaq: SONS), a market leader in next generation IP-based network solutions, announced today that the Company has entered into an amendment to its Rights Agreement to extend its expiration date from June 26, 2011 to June 26, 2013.  The amendment was not in response to any acquisition proposal and no other amendments were made to the Rights Agreement.

About Sonus Networks

Sonus Networks, Inc. is a leader in IP networking with proven expertise in delivering secure, reliable and scalable next-generation infrastructure and subscriber solutions. With customers in over 50 countries across the globe and over a decade of experience in transforming networks to IP, Sonus has enabled service providers and enterprises to capture and retain users and generate significant ROI. Sonus products include media and signaling gateways, policy/routing servers, session border controllers and subscriber feature servers. Sonus products are supported by a global services team with experience in design, deployment and maintenance of some of the world’s largest and most complex IP networks. For more information, visit www.sonusnet.com.

Sonus is a registered trademark of Sonus Networks, Inc.  All other company and product names may be trademarks of the respective companies with which they are associated.

For more information please contact:

Wayne Pastore Senior Vice President and Chief Financial Officer 978-614-8291 wpastore@sonusnet.com	Fran Murphy Vice President, Finance and Investor Relations 978-614-8148 fmurphy@sonusnet.com